                                                                      EXHIBIT 22
                                                                  EXECUTION COPY



                               CREDIT AGREEMENT

                          dated as of July 20, 2001,

                                     among

                        CB RICHARD ELLIS SERVICES, INC.


                              CBRE HOLDING, INC.


                           THE LENDERS NAMED HEREIN


                                      and


                          CREDIT SUISSE FIRST BOSTON,

                            as Administrative Agent

                          ___________________________


                          CREDIT SUISSE FIRST BOSTON,

                   as Sole Lead Arranger and Sole Bookrunner


                        CREDIT LYONNAIS NEW YORK BRANCH

                                      and

                                HSBC BANK USA,

                             as Syndication Agents


                                SCOTIA CAPITAL,

                            as Documentation Agent

                               Table of Contents
                               -----------------


                                                                      Page
                                                                      ----
                             ARTICLE I Definitions

SECTION 1.01.  Defined Terms                                             2
SECTION 1.02   Terms Generally                                          25
SECTION 1.03.  Classification of Loans and Borrowings                   25
SECTION 1.04.  Pro Forma Calculations                                   25

                            ARTICLE II The Credits


SECTION 2.01.  Commitments                                              26
SECTION 2.02.  Loans                                                    26
SECTION 2.03.  Borrowing Procedure                                      28
SECTION 2.04.  Evidence of Debt; Repayment of Loans                     28
SECTION 2.05.  Fees                                                     29
SECTION 2.06.  Interest on Loans                                        30
SECTION 2.07.  Default Interest                                         30
SECTION 2.08.  Alternate Rate of Interest                               30
SECTION 2.09.  Termination and Reduction of Commitments                 30
SECTION 2.10.  Conversion and Continuation of Borrowings                31
SECTION 2.11.  Repayment of Term Borrowings                             32
SECTION 2.12.  Prepayment                                               35
SECTION 2.13.  Mandatory Prepayments                                    36
SECTION 2.14.  Reserve Requirements; Change in Circumstances            37
SECTION 2.15.  Change in Legality                                       39
SECTION 2.16.  Indemnity                                                39
SECTION 2.17.  Pro Rata Treatment                                       40
SECTION 2.18.  Sharing of Setoffs                                       40
SECTION 2.19.  Payments                                                 41
SECTION 2.20.  Taxes                                                    41
SECTION 2.21.  Assignment of Commitments Under Certain Circumstances;
               Duty to Mitigate                                         42
SECTION 2.22.  Swingline Loans                                          43
SECTION 2.23.  Letters of Credit                                        45
SECTION 2.24.  Increase in Revolving Credit Commitments                 49
SECTION 2.25.  Increase in Term Loan Commitments                        50


                  ARTICLE III Representations and Warranties

SECTION 3.01.  Organization; Powers                                     51
SECTION 3.02.  Authorization                                            52
SECTION 3.03.  Enforceability                                           52
SECTION 3.04.  Governmental Approvals                                   52

SECTION 3.05.  Financial Statements                                          52
SECTION 3.06.  No Material Adverse Change                                    53
SECTION 3.07.  Title to Properties; Possession Under Leases                  53
SECTION 3.08.  Subsidiaries                                                  53
SECTION 3.09.  Litigation; Compliance with Laws                              53
SECTION 3.10.  Agreements                                                    54
SECTION 3.11.  Federal Reserve Regulations                                   54
SECTION 3.12.  Investment Company Act; Public Utility Holding Company Act    54
SECTION 3.13.  Use of Proceeds                                               54
SECTION 3.14.  Tax Returns                                                   54
SECTION 3.15.  No Material Misstatements                                     54
SECTION 3.16.  Employee Benefit Plans                                        55
SECTION 3.17.  Environmental Matters                                         55
SECTION 3.18.  Insurance                                                     55
SECTION 3.19.  Labor Matters                                                 56
SECTION 3.20.  Solvency                                                      57
SECTION 3.21.  Representations and Warranties in Merger Agreement            57
SECTION 3.22.  Senior Indebtedness                                           57

                        ARTICLE IV Conditions of Lending

SECTION 4.01.  All Credit Events                                             57
SECTION 4.02.  First Credit Event.                                           58

                        ARTICLE V Affirmative Covenants

SECTION 5.01.  Existence; Businesses and Properties                          61
SECTION 5.02.  Insurance                                                     62
SECTION 5.03.  Obligations and Taxes                                         62
SECTION 5.04.  Financial Statements, Reports, etc                            63
SECTION 5.05.  Litigation and Other Notices                                  64
SECTION 5.06.  Information Regarding Collateral                              64
SECTION 5.07.  Maintaining Records; Access to Properties and Inspections     65
SECTION 5.08.  Use of Proceeds                                               65
SECTION 5.09.  Further Assurances                                            65

                         ARTICLE VI Negative Covenants

SECTION 6.01.  Indebtedness                                                  66
SECTION 6.02.  Liens                                                         67
SECTION 6.03.  Sale and Lease-Back Transactions                              69
SECTION 6.04.  Investments, Loans and Advances                               69
SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions     70
SECTION 6.06.  Restricted Payments; Restrictive Agreements                   71
SECTION 6.07.  Transactions with Affiliates                                  72
SECTION 6.08.  Business of Holdings, Borrower and Subsidiaries               72
SECTION 6.09.  Other Indebtedness and Agreements                             73
SECTION 6.10.  Capital Expenditures                                          73
SECTION 6.11.  Interest Coverage Ratio                                       73
SECTION 6.12.  Fixed Charge Coverage Ratio                                   74
SECTION 6.13.  Maximum Leverage Ratio                                        74
SECTION 6.14.  Maximum Senior Leverage Ratio                                 74

                                                                            Page
                                                                           -----
SECTION 6.15.  Fiscal Year                                                  74
SECTION 6.16.  Management Fees                                              74
SECTION 6.17.  Indebtedness of Co-investment Subsidiaries                   74

                         ARTICLE VII Events of Default

        ARTICLE VIII The Administrative Agent and the Collateral Agent

                            ARTICLE IX Miscellaneous

SECTION 9.01.  Notices                                                      79
SECTION 9.02.  Survival of Agreement                                        80
SECTION 9.03.  Binding Effect                                               80
SECTION 9.04.  Successors and Assigns                                       80
SECTION 9.05.  Expenses; Indemnity                                          84
SECTION 9.06.  Right of Setoff                                              85
SECTION 9.07.  Applicable Law                                               85
SECTION 9.08.  Waivers; Amendment                                           86
SECTION 9.09.  Interest Rate Limitation                                     87
SECTION 9.10.  Entire Agreement                                             87
SECTION 9.11.  WAIVER OF JURY TRIAL                                         87
SECTION 9.12.  Severability                                                 87
SECTION 9.13.  Counterparts                                                 88
SECTION 9.14.  Headings                                                     88
SECTION 9.15.  Jurisdiction; Consent to Service of Process                  88
SECTION 9.16.  Confidentiality                                              88

Exhibits
--------

Exhibit A-    Form of Administrative Questionnaire
Exhibit B-    Form of Assignment and Acceptance
Exhibit C-    Form of Borrowing Request
Exhibit D-    Form of Guarantee and Collateral Agreement
Exhibit E-1-  Form of Opinion of General Counsel
Exhibit E-2-  Form of Opinion of Simpson Thacher & Bartlett
Exhibit E-3-  Form of Opinion of UK Counsel

Schedules
---------

Schedule 1.01(a)   Subsidiary Guarantors
Schedule 1.01(b)   Co-investment Subsidiaries
Schedule 1.01(c)   Inactive Subsidiaries
Schedule 2.01      Lenders
Schedule 3.08      Subsidiaries

Schedule 3.09        Litigation; Compliance with Laws
Schedule 3.18        Insurance
Schedule 4.02(d) Accountants Closing Agreed Procedures - 2001 Cost Reduction Plan Pro Forma Adjustments
Schedule 4.02(h)     Post-closing Lien Searches
Schedule 5.04(d)(1)  2001 Cost Reduction Plan Pro Forma Adjustments
Schedule 5.04(d)(2)  Accountants December 2001 Report - 2001 Cost Reduction Plan
                     Pro Forma Adjustments
Schedule 5.04(d)(3)  Accountants December 2001 Agreed Procedures - 2001 Cost
                     Reduction Plan Pro Forma Adjustments
Schedule 6.01        Indebtedness
Schedule 6.02        Liens
Schedule 6.04(a)     Existing Investments, Loans and Advances to Foreign
                     Subsidiaries
Schedule 6.04(k)     Existing Investments
Schedule 6.06(b)     Certain Existing Restrictions

                    CREDIT AGREEMENT dated as of July 20, 2001, among CB RICHARD
               ELLIS SERVICES, INC., a Delaware corporation (the "Borrower"), CBRE HOLDING, INC., a Delaware corporation ("Holdings"), the Lenders (as defined in Article I), and CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York branch, as administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent") for the Lenders.

     Pursuant to the Merger Agreement (such term and each other capitalized term used but not defined herein having the meaning given it in Article I), Merger Sub will merge (the "Merger") with and into the Borrower, with the Borrower surviving the Merger as a wholly owned subsidiary of Holdings. In connection with the Merger, (a) the Cash Equity Contribution will be made, (b) the existing stockholders of the Borrower will receive in cash (the "Cash Merger Consideration") and/or "rollover" equity of Holdings an aggregate amount of approximately $325,000,000, (c) the Borrower will repay all amounts outstanding under, and will terminate, the Existing Credit Agreement, (d) the Borrower will consummate the Debt Tender Offer for the Existing Subordinated Notes and the Consent Solicitation with respect thereto, (e) Holdings will issue the Holdco Notes and (f) the Borrower will issue the Senior Subordinated Notes.

     The Borrower has requested the Lenders to extend credit in the form of (a) Tranche A Term Loans on the Closing Date, in an aggregate principal amount not in excess of $50,000,000, (b) Tranche B Term Loans on the Closing Date, in an aggregate principal amount not in excess of $185,000,000, and (c) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $90,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000. The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $30,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The proceeds of the Term Loans are to be used solely (a) to pay the Cash Merger Consideration, (b) to repay amounts outstanding under the Existing Debt, (c) to pay related fees and expenses and (d) for working capital and other general corporate purposes. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely for working capital and other general corporate purposes.

     The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

     "2001 Cost Reduction Plan" shall mean that plan to restructure the operations of the Borrower and its Subsidiaries to reduce costs described in the "Recent Developments" section of the confidential offering circular dated May 31, 2001, relating to the Senior Subordinated Notes.

     "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     "Additional L/C Facility" shall mean the letter of credit facility provided to the Borrower by a financial institution, whether or not a Lender, to be used solely (a) to replace the letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date in respect of (i) the seller notes issued to finance a portion of the acquisition by the Borrower of REI Limited,
(ii) the seller notes issued to finance a portion of the acquisition by the Borrower of Westmark Realty Advisors, (iii) surety bonds provided to the Borrower and its Subsidiaries in the ordinary course of their business and (iv) the obligations of Melody to the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or any other quasi-federal governmental entity in connection with commercial mortgage-backed securities transactions and
(b) for the purposes described in the foregoing clauses (a)(i) through (iv) and any extensions, renewals or replacements of such letters of credit to the extent the aggregate principal amount of such facility is not increased.

     "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

     "Administrative Agent Fees" shall have the meaning assigned to such term in
Section 2.05(b).

     "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

     "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term "Affiliate" shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

     "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

     "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Applicable Percentage" shall mean, for any day, subject to Section 2.07,
(a) with respect to any Eurodollar Tranche B Term Loan, 3.75%, (b) with respect to any ABR Tranche B Term Loan, 2.75%, and (c) with respect to any Tranche A Term Loan or Revolving Loan, the applicable percentage set forth below under the caption "Eurodollar Spread--Tranche A Term Loans and Revolving Loans" or "ABR Spread--Tranche A Term Loans and Revolving Loans", as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

               ========================================================================================
                    Leverage Ratio                     Eurodollar                   ABR Spread--
                                                 Spread--Tranche A Term       Tranche A Term Loans and
                                                  Loans and Revolving             Revolving Loans
                                                         Loans
               ----------------------------------------------------------------------------------------
                Category 1                               3.25%                         2.25%
                ----------
                Greater than 2.5 to 1.0
               ----------------------------------------------------------------------------------------
                Category 2                               3.00%                         2.00%
                ----------
                Greater than 2.0 to 1.0
                but less than or equal
                to 2.5 to 1.0
               ----------------------------------------------------------------------------------------
                Category 3                               2.75%                         1.75%
                ----------
                Greater than 1.5 to 1.0
                but less than or equal
                to 2.0 to 1.0
               ----------------------------------------------------------------------------------------
                Category 4                               2.50%                         1.50%
                ----------
                Equal to or less than
                1.5 to 1.0

               ========================================================================================

     Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, for the period ended December 31, 2001, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or
(b) and Section 5.04(c), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

     "Asset Sale" shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of any assets of the Borrower or any of the

Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries, (iii) the sale by Melody of assets purchased and/or funded pursuant to the Melody Mortgage Warehousing Facility or the Melody Loan Arbitrage Facility and (iv) the sale by Melody of servicing rights in respect of mortgage portfolios in the ordinary course of its business and consistent with past practice); provided that any asset sale or series of related asset sales having a value (net of related assumed liabilities) not in excess of $500,000 shall be deemed not to be an "Asset Sale" for purposes of this Agreement.

     "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

     "Available Cash" shall mean, on any date, the amount of cash and Permitted Investments held by the Borrower and the Domestic Subsidiaries on such date, less the amount thereof that is (a) reflected as "Cash Surrender Value for Insurance Policy for Deferred Compensation Plan" and "Prepaid Pension Costs" on the most recent balance sheet of the Borrower delivered pursuant to this Agreement or (b) subject to restrictions, directly or indirectly, on its use.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

     "Borrowing" shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

     "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

     "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Calpers Co-investment" shall mean a Co-investment by Global Innovation Contributors, LLC (which shall be a Co-investment Subsidiary) in Global Innovation Partners, LLC (which shall be a Co-investment Vehicle), pursuant to the terms of such Co-investment contained in the organizational documents of Global Innovation Contributors, LLC and Global Innovation Partners, LLC as of the Closing Date.

     "Capital Expenditures" shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are set forth as such in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards, damage recovery proceeds or other indemnity payments relating to any such damage, loss, destruction or condemnation within 270 days of receipt of such proceeds, (ii) any such expenditure made at the request of, and for which the Borrower or any consolidated Subsidiary receives reimbursement in cash from, a person other than the Borrower or any Subsidiary in the ordinary course of business, and (iii) expenditures which represent any part of the aggregate consideration made in connection with any investment or Permitted Acquisition permitted under Section 6.04.

     "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Cash Equity Contribution" shall mean (a) the contribution to Holdings of not less than $98,800,000 in cash in the form of equity (it being understood that (i) any contribution to Holdings by RCBA of shares of common equity of the Borrower in excess of 2,345,900 shares will be considered a cash contribution by RCBA in an amount equal to $16.00 multiplied by the number of shares constituting such excess and a contribution of such amount from Holdings to the Borrower and (ii) the transfer by designated managers of an aggregate of up to $2.6 million of deferred compensation plan account balances (currently reflected as cash surrender value of insurance policies, deferred compensation plan in the financial statements of the Borrower) to stock fund units shall be deemed to be a cash contribution to Holdings of the amount of such transfer and a contribution of such amount from Holdings to the Borrower to the extent (x) accounted for as equity of the Borrower and (y) such transfer of an account balance results in a transfer to the Borrower of cash from the trust relating to such deferred compensation plan) and (b) the contribution by Holdings of the amount so received, together with the net proceeds from its sale of the Holdco Notes, to the Borrower as common equity.

     "Change in Control" shall mean (a) the failure by RCBA to own, directly or indirectly, beneficially and of record, Equity Interests in Holdings representing at least 75% of the Equity Interests in Holdings owned by RCBA on the Closing Date; (b) any person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 as in effect on the Closing
Date) other than a group controlled by RCBA shall own, beneficially or of record, Equity Interests of Holdings that represents a greater percentage of the Equity Interests of Holdings then owned by RCBA; (c) RCBA shall cease to have the right or ability, by voting power, contract or otherwise, to elect or designate for election a majority of the seats on the board of directors of Holdings; (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by persons who were neither (i) nominated by the board of directors of Holdings or any Permitted Investor nor (ii) appointed by the directors so nominated; (e) Holdings shall cease to directly own the greater of (i) 95% of the issued and outstanding Equity Interests of the Borrower and (ii) that number of outstanding shares of the Equity Interests of the Borrower owned by it on the Closing Date; or (f) the occurrence of a "Change of Control" under and as defined in the Holdco Note Documents or the Senior Subordinated Note Documents. For purposes hereof, (i) RCBA shall not be deemed to beneficially own any Equity Interests owned of record by any other person for purposes of clause (a) and (ii) any person other than RCBA that is member of a group that includes RCBA shall not be deemed to beneficially own any Equity Interests owned of record by RCBA as a result of such ownership by RCBA.

     "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche

B Term Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche A Commitment, Tranche B Commitment, Incremental Term Loan Commitment in respect of Other Term Loans or Swingline Commitment.

     "Closing Date" shall mean July 20, 2001.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Co-investment" shall mean any investment by a Co-investment Subsidiary in up to 5% of the Equity Interests of a Co-investment Vehicle pursuant to arrangements substantially similar to arrangements entered into by the Borrower and the Subsidiaries prior to the Closing Date.

     "Co-investment Subsidiary" shall mean (a) any Subsidiary of the Borrower in which at least 66 2/3% of the Equity Interests is owned by the Borrower or a wholly owned Subsidiary that is formed solely for the purpose of, and engages in no business other than the business of, investing in or managing Co-investment Vehicles and (b) the Co-investment Subsidiaries existing on the Closing Date listed on Schedule 1.01(b).

     "Co-investment Vehicle" shall mean an entity formed for the purpose of investing principally in commercial real estate and managed by a Co-investment Subsidiary pursuant to arrangements substantially similar to arrangements entered into by the Borrower and the Subsidiaries prior to the Closing Date.

     "Collateral" shall mean all the "Collateral" as defined in any Security Document.

     "Collateral Agreement" shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, Holdings, the Subsidiary Guarantors and the Collateral Agent for the benefit of the Secured Parties.

     "Commitment" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment.

     "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

     "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated April 2001, as revised by the Confidential Information Memorandum of the Borrower dated May 2001.

     "Consent Solicitation" shall mean the solicitation of the holders of the Existing Subordinated Notes to amend the indenture relating thereto to remove, among other things, the covenants and restrictions therein that would prevent the Merger and the related transactions.

     "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period (including deferred financing costs), (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-recurring fees, expenses or charges in connection with the consummation of the Transactions, (v) any non-recurring fees, expenses or charges related to any Equity Issuance, investment permitted under Section 6.04, Permitted Acquisition or incurrence of Indebtedness, in an amount not exceeding $5,000,000 for all such non-recurring fees, expenses and charges, (vi) any non-recurring charges that are associated with the 2001 Cost Reduction Plan announced prior to the Closing Date and implemented within 90 days thereafter, in an aggregate amount not exceeding $4,000,000, and (vii) all other non-cash losses, expenses and charges of the Borrower and its consolidated

Subsidiaries (excluding (x) the write-down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period that includes the fiscal quarters ended March 31, 2001, or June 30, 2001, pro forma effect shall be given to the 2001 Cost Reduction Plan as described in Schedule 5.04(d)(1).

     "Consolidated Interest Expense" shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding all non-cash interest expense in respect of the Holdco Notes) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (c) deferred financing costs and (d) any premiums relating to the Debt Tender Offer. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

     "Consolidated Net Income" shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) except as set forth in Section 1.04, the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person's assets are acquired by the Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the Borrower or a Subsidiary of which at least 80% of the Equity Interests is owned by the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by the Borrower or a wholly owned Subsidiary from such person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

     "Credit Event" shall have the meaning assigned to such term in Section
4.01.

     "Debt Tender Offer" shall mean the Borrower's tender offer to repurchase all its outstanding Existing Subordinated Notes.

     "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

     "Deferred Compensation Plan" shall mean the Deferred Compensation Plan for employees of the Borrower and the Subsidiaries and any successor plan thereto.

     "Documents" shall mean the Loan Documents and the Transaction Documents.

     "dollars" or "$" shall mean lawful money of the United States of America.

     "Domestic Subsidiaries" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

     "Employee Offering Registration Statement" shall mean the Registration Statement of Holdings on Form S-1 dated April 24, 2001, as amended.

     "Environmental Laws" shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

     "Environmental Liability" shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

     "Equity Issuance" shall mean any issuance or sale by Holdings, the Borrower or any of their respective subsidiaries of any Equity Interests or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such Equity Interests or such convertible or exchangeable obligations, as applicable, except in each case for (a) any issuance or sale to any Sponsor, Holdings, the Borrower or any Subsidiary, (b) any issuance of directors' qualifying shares, (c) sales or issuances of common stock of Holdings or stock fund units in the Deferred Compensation Plan to management, employees or consultants of Holdings, the Borrower or any Subsidiary under the Deferred Compensation Plan or any employee stock option or stock purchase plan or employee benefit plan in existence from time to time and (d) sales or issuances of common stock of Holdings to management, employees or consultants of Holdings, the Borrower or any Subsidiary pursuant to the Employee Offering Registration Statement on or prior to August 3, 2001.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

     "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an

"accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a standard termination pursuant to Section 4041(b) of ERISA) or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan;
(e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any intent to withdraw from a Multiemployer Plan, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of the Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary; or (j) any Foreign Benefit Event.

     "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     "Event of Default" shall have the meaning assigned to such term in Article VII.

     "Excess Cash Flow" shall mean, for any period, the excess of Consolidated EBITDA for such period minus the sum, without duplication, of (i) the amount of any Taxes paid in cash by the Borrower and the Subsidiaries with respect to such period, (ii) Consolidated Interest Expense for such period paid in cash, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such period, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13) made by the Borrower and the subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the amount of net investments made in cash in accordance with
Section 6.04(g) or (i) during such period (vi) the amount of Restricted Payments made in cash by the Borrower in accordance with Section 6.06 during such period,
(vii) any non-recurring fees, expenses or charges in connection with the consummation of the Transactions to the extent included in Consolidated EBITDA with respect to such period pursuant to clause (iv) of the definition of Consolidated EBITDA, and (viii) any costs or charges associated with the 2001 Cost Reduction Plan to the extent included in Consolidated EBITDA with respect to such period pursuant to clause (vi) of the definition of Consolidated EBITDA.

     "Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by (i) any Governmental Authority of the United States of America (or any political subdivision or taxing authority thereof or therein), or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any

Lender, in which its applicable lending office is located, or (ii) as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax (or any political subdivision or taxing authority thereof or therein) other than a connection arising solely as a result of entering into any Loan Document; (b) any branch profits taxes imposed by any Governmental Authority of the United States of America (or any political subdivision or taxing authority thereof or therein) or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.20(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

     "Existing Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of May 20, 1998, among the Borrower, Bank of America N.A., as agent, and the lenders named therein, among others, as amended.

     "Existing Debt" shall mean the Indebtedness outstanding under the Existing Subordinated Notes and the indebtedness outstanding under the Existing Credit Agreement.

     "Existing Subordinated Notes" shall mean the Borrowers' 8- % senior subordinated notes issued under the First Supplemental Indenture dated as of May 26, 1998, between the Borrower and State Street Bank and Trust Company of California, National Association, as trustee.

     "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Fees" shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

     "Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

     "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures and Co-investments for such period to (b) the sum of Consolidated Interest Expense plus Restricted Payments made under Section 6.06(a)(ii) by the Borrower for such period.

     "Foreign Benefit Event" shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $2,500,000 (or the equivalent thereof in another currency) by Holdings, the Borrower or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower or any of its Subsidiaries, or the imposition on Holdings, the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $2,500,000 (or the equivalent thereof in another currency).

     "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     "Foreign Pension Plan" shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by Holdings, the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

     "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

     "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

     "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Granting Lender" shall have the meaning assigned to such term in Section 9.04(i).

     "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Guarantors" shall mean Holdings and the Subsidiary Guarantors.

     "Hazardous Materials" shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

     "Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

     "Holdco Note Documents" shall mean the Holdco Notes, the indenture under which the Holdco Notes are issued and all other material instruments, agreements and other documents evidencing or governing the Holdco Notes or providing for any right in respect thereof.

     "Holdco Notes" shall mean Holdings' 16% Senior Unsecured Notes due 2011, in an initial aggregate principal amount of $65,000,000.

     "Inactive Subsidiary" shall mean (a) each Subsidiary that (i) has not conducted any business during the 12-month period preceding the date of determination, (ii) has no outstanding Indebtedness, (iii) has total tangible assets of less than $50,000 and (b) each Subsidiary listed on Schedule 1.01(c), so long as after the Closing Date such Subsidiary (i) engages in no business,
(ii) incurs no Indebtedness and (iii) acquires no tangible assets.

     "Incremental Revolving Facility Amount" shall mean, at any time the excess, if any, of (a) $25,000,000 over (b) the sum of (i) the aggregate amount of all Incremental Term Loan Commitments established at or prior to such time pursuant to Section 2.25 and (ii) the aggregate increase in the Revolving Credit Commitments established prior to such time pursuant to Section 2.24.

     "Incremental Term Lender" shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

     "Incremental Term Loan Amount" shall mean, at any time, the excess, if any, of (a) $25,000,000 over (b) the sum of (i) the aggregate increase in the Revolving Credit Commitments established at or prior to such time pursuant to
Section 2.24 and (ii) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.25.

     "Incremental Term Loan Assumption Agreement" shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

     "Incremental Term Loan Commitment" shall mean the commitment of any Lender, established pursuant to Section 2.25, to make Incremental Term Loans to the Borrower.

     "Incremental Term Loan Maturity Date" shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

     "Incremental Term Loan Repayment Dates" shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

     "Incremental Term Loans" shall mean Term Loans made by one or more Lenders to the Borrower pursuant to clause (c) of Section 2.01. Incremental Term Loans may be made in the form of additional Tranche A Term Loans, Tranche B Term Loans or, to the extent permitted by Section 2.25 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

     "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) with respect to clause (e), trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) only with respect to clauses (a) through (e), accrued obligations in respect of the Deferred Compensation Plan), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others (other than Guarantees by a Co-investment Subsidiary of any non-recourse Indebtedness of any Co-investment Vehicle), (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers' acceptances. The Indebtedness of any person shall include all Indebtedness of any partnership, or other entity in which such person is a general partner, or other equity holder with unlimited liability other than (x) Indebtedness which by its terms is expressly non-recourse to such person and (y) if such person is a Co-investment Subsidiary, the Indebtedness of the related Co-investment Vehicle.

     "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

     "Interest Coverage Ratio" shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of Consolidated Interest Expense plus Restricted Payments made under Section 6.06(a)(ii) by the Borrower for such period.

     "Interest Payment Date" shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing.

     "Interest Period" shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     "Issuing Bank" shall mean, as the context may require, (a) Credit Suisse First Boston, in its capacity as the issuer of Letters of Credit hereunder, and
(b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or (k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     "Issuing Bank Fees" shall have the meaning assigned to such term in Section 2.05(c).

     "JV Subsidiary" shall mean a partially owned Subsidiary in which the Borrower or any Subsidiary has contributed assets or otherwise made an investment in (including of cash) with a fair market value (determined on the date of such contribution or investment, as the case may be) of $250,000 or less in the aggregate; provided, that the aggregate fair market value (determined on the date of such contribution or investment, as the case may be) of all assets contributed, indebtedness assumed or investments made by the Borrower or Subsidiaries in all JV Subsidiaries shall not exceed in the aggregate $2,000,000.

     "L/C Commitment" shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

     "L/C Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

     "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

     "L/C Participation Fee" shall have the meaning assigned to such term in
Section 2.05(c).

     "Lenders" shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender.

     "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.23.

     "Leverage Ratio" shall mean, on any date, the ratio of Total Debt less Available Cash on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

     "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan Documents" shall mean this Agreement, the Letters of Credit, the Collateral Agreement, the Security Documents and each Incremental Term Loan Assumption Agreement.

     "Loan Parties" shall mean the Borrower and the Guarantors.

     "Loans" shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

     "Margin Stock" shall have the meaning assigned to such term in Regulation
U.

     "Material Adverse Effect" shall mean a materially adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) the rights of or benefits available to the Lenders under any Loan Document.

     "Material Indebtedness" shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

     "Melody" shall mean L.J. Melody & Company, a Texas corporation.

     "Melody Loan Arbitrage Facility" shall mean a credit facility provided to Melody by any depository bank in which Melody deposits payments relating to mortgage loans for which Melody is servicer or sub-servicer prior to distribution of such payments to or for the benefit of the borrower of such loans or the holders of such loans, so long as (i) Melody applies all proceeds of loans made under such credit facility to purchase Permitted Investments, and
(ii) all such Permitted Investments purchased by Melody with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

     "Melody Mortgage Warehousing Facility" shall mean the credit facility provided by Residential Funding Corporation ("RFC") or any substantially similar facility extended to any Mortgage Banking Subsidiary in connection with any Mortgage Banking Activities, pursuant to which RFC or another lender makes loans to Melody, the proceeds of which loans are applied by Melody (or any Mortgage Banking Subsidiary) to fund commercial mortgage loans originated and owned by Melody (or any Mortgage Banking Subsidiary) subject to a commitment (subject to customary exceptions) to purchase such mortgage loans by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or any other quasi-federal governmental entity so long as loans made by RFC or such other lender to Melody (or any Mortgage Banking Subsidiary) thereunder are secured by a pledge of commercial mortgage loans made by Melody (or any Mortgage Banking Subsidiary) with the proceeds of such loans, and RFC or such other lender has a perfected first priority security interest therein, to secure loans made under such credit facility.

     "Melody Permitted Indebtedness" shall mean Indebtedness of Melody under the Melody Loan Arbitrage Facility, the Melody Mortgage Warehousing Facility and the Melody Working Capital Facility and Indebtedness of any Mortgage Banking Subsidiary under the Melody Mortgage Warehousing Facility that is, in all cases, non-recourse to the Borrower or any of the other Subsidiaries.

     "Melody Working Capital Facility" shall mean a credit facility provided by a financial institution to Melody, so long as (i) the proceeds of loans thereunder are applied only to provide working capital to Melody, (ii) loans under such credit facility are unsecured, and (iii) the aggregate principal amount of loans outstanding under such credit facility at no time exceeds $1,000,000.

     "Merger Agreement" shall mean the amended and restated agreement and plan of merger dated as of May 31, 2001, among the Borrower, Holdings and Merger Sub and all other material documents entered into or delivered in connection with the Merger Agreement.

     "Merger Sub" shall mean BLUM CB Corp., a Delaware corporation and wholly owned Subsidiary of Holdings.

     "Mortgage Banking Activities" shall mean the origination by a Mortgage Banking Subsidiary of mortgage loans in respect of commercial and multi-family residential real property, and the sale or assignment of such mortgage loans and the related mortgages to another person (other than the Borrower or any other Subsidiary) within sixty days after the origination thereof; provided, however, that in each case prior to origination of any mortgage loan, the Borrower or a Mortgage Banking Subsidiary, as the case may be, shall have entered into a legally binding and enforceable purchase and sale agreement with respect to such mortgage loan with a person that purchases such loans in the ordinary course of business.

     "Mortgage Banking Subsidiary" shall mean Melody and its subsidiaries that are engaged in Mortgage Banking Activities.

     "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker's fees or commissions, legal fees, transfer and similar taxes and the Borrower's good faith estimate of taxes paid or reasonably estimated to be payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower's intent to reinvest such proceeds in assets of a kind then used or usable in the business of the Borrower and its Subsidiaries or in the Equity Interests of a person engaged in the same or related business as that of the Borrower or any Subsidiary within 270 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used or contractually committed to be used at the end of such 270-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any incurrence or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

     "Obligations" shall have the meaning assigned to such term in the Collateral Agreement.

     "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     "Other Term Loans" shall have the meaning assigned to such term in Section 2.25(a).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     "Perfection Certificate" shall mean the Perfection Certificate substantially in the form of Annex 2 to the Collateral Agreement.

     "Permitted Acquisition" shall have the meaning assigned to such term in
Section 6.04(g).

     "Permitted Investments" shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Service or from Moody's Investors Service, Inc.;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

          (e) investments in "money market funds" within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses
     (a) through (d) above; and

          (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

     "Permitted Investors" shall mean (a) the Sponsors and any other person who is an Affiliate of any of the foregoing and (b) any member of senior management of the Borrower on the Closing Date.

     "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

     "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Credit Suisse First Boston as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

     "Pro Forma Basis" shall mean, with respect to compliance with any test or covenant hereunder, in connection with or after the occurrence of any Permitted Acquisition or Restricted Payment permitted under Section 6.06(a)(ii), compliance with such covenant or test after giving effect to any such proposed Permitted Acquisition (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, and as interpreted by the staff of the Securities and Exchange Commission using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition, and any other Permitted Acquisitions or Asset Sales that have been consummated during or after the end of the relevant period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions or otherwise after the end of the relevant period had been consummated or incurred, respectively, at the beginning of such period and assuming that any such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period) or such proposed Restricted Payment.

     "Pro Forma Compliance" shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.11, 6.12, 6.13 and 6.14 as of the last day of the most recent fiscal quarter-end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis).

     "Pro Rata Percentage" of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect.

     ""RCBA" shall mean (i) RCBA Strategic Partners, L.P. and its successors,
(ii) BLUM Capital Partners, L.P. and its successors and (iii) any investment fund which is an Affiliate of Blum Capital Partners, L.P. or its successors.

     "Register" shall have the meaning assigned to such term in Section 9.04(d).

     "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Related Fund" shall mean, with respect to any Lender, any other person that (x) invests in bank loans and (y) is advised or managed by the same investment advisor as such Lender, by an Affiliate of such investment advisor or by such Lender.

     "Related Parties" shall mean, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

     "Release" shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

     "Required Lenders" shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing at least a majority of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

     "Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

     "Restricted Indebtedness" shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

     "Restricted Payment" shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

     "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

     "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to

Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

     "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure, plus the aggregate amount at such time of such Lender's Swingline Exposure.

     "Revolving Credit Lender" shall mean a Lender with a Revolving Credit Commitment or outstanding Revolving Credit Exposure.

     "Revolving Credit Maturity Date" shall mean July 20, 2007.

     "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (d) of Section 2.01.

     "Secured Parties" shall have the meaning assigned to such term in the Collateral Agreement.

     "Security Documents" shall mean the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

     "Senior Leverage Ratio" shall mean, on any date, the ratio of Total Debt less the sum of (a) the aggregate outstanding principal amount of the Senior Subordinated Notes plus (b) Available Cash on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

     "Senior Subordinated Note Documents" shall mean the Senior Subordinated Notes, the Senior Subordinated Note Indenture and all other material instruments, agreements and other documents evidencing or governing the Senior Subordinated Notes or providing for any right in respect thereof.

     "Senior Subordinated Note Indenture" shall mean the indenture dated as of June 7, 2001, between the Borrower, Holdings and First State Street Bank, as trustee, as in effect on the Closing Date and as thereafter amended from time to time in accordance with the requirements thereof and of this Agreement.

     "Senior Subordinated Notes" shall mean the Borrower's 11 1/4% Senior Subordinated Notes Due June 15, 2011 issued pursuant to the Senior Subordinated
Note Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Subordinated Notes with substantially identical terms as the Senior Subordinated Notes.

     "Sponsors" shall mean RCBA and Freeman Spogli & Co. Incorporated.

     "SPC" shall have the meaning assigned to such term in Section 9.04(i).

     "Special Co-investment Subsidiary" shall mean any wholly-owned Co-investment Subsidiary that is or could become an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 as a result of becoming a Subsidiary Guarantor or a guarantor under the Senior Subordinated Note Indenture.

     "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests (other than the general partnership interests owned controlled or held by the Borrower or any Subsidiary in any Co-investment Vehicle) are, at the time any determination is being made, owned, controlled or held.

     "Subsidiary" shall mean any subsidiary of the Borrower.

     "Subsidiary Guarantor" shall mean each Domestic Subsidiary listed on
Schedule 1.01(a), and each other Subsidiary that is or becomes a party to a Collateral Agreement.

     "Swingline Commitment" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

     "Swingline Exposure" shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

     "Swingline Lender" shall mean Credit Suisse First Boston, in its capacity as lender of Swingline Loans hereunder.

     "Swingline Loan" shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

     "Synthetic Purchase Agreement" shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

     "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

     "Term Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans.

     "Term Lender" shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

     "Term Loan Commitments" shall mean the Tranche A Commitments and the Tranche B Commitments. Unless the context shall otherwise require, after the effectiveness of any Incremental Term Loan Commitment the term "Term Loan Commitments" shall include such Incremental Term Loan Commitment.

     "Term Loan Repayment Dates" shall mean the Tranche A Term Loan Repayment Dates, the Tranche B Term Loan Repayment Dates and the Incremental Term Loan Repayment Dates.

     "Term Loans" shall mean the Tranche A Term Loans and the Tranche B Term Loans. Unless the context shall otherwise require, the term "Term Loans" shall include any Incremental Term Loans.

     "Total Debt" shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding (a) Melody Permitted Indebtedness and (b) Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

     "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $90,000,000.

     "Total Senior Debt" at any time shall mean the Total Debt at such time less the aggregate amount outstanding of Senior Subordinated Notes.

     "Tranche A Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche A Term Loans hereunder as set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section
9.04.  The initial amount of the aggregate Tranche A Commitments is $50,000,000.

     "Tranche A Maturity Date" shall mean July 20, 2007.

     "Tranche A Term Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans.

     "Tranche A Term Loan Repayment Date" shall have the meaning assigned to such term in Section 2.11(a)(i).

     "Tranche A Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01. Unless the context shall otherwise require, the term "Tranche A Term Loans" shall include any Incremental Term Loans that are designated as such in the applicable Incremental Term Loan Assumption Agreement and that are made on terms identical to the Tranche A Term Loans.

     "Tranche B Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche B Term Loans hereunder as set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section
9.04. The initial amount of the aggregate Tranche B Commitments is $185,000,000.

     "Tranche B Maturity Date" shall mean July 18, 2008.

     "Tranche B Term Borrowing" shall mean a Borrowing comprised of Tranche B Term Loans.

     "Tranche B Term Loan Repayment Date" shall have the meaning assigned to such term in Section 2.11(a)(ii).

     "Tranche B Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01. Unless the context shall otherwise require, the term "Tranche B Term Loans" shall include any Incremental Term Loans that are designated as such in the applicable Incremental Term Loan Assumption Agreement and that are made on terms identical to the Tranche B Term Loans.

     "Transaction Documents" shall mean the (a) Merger Agreement, (b) the Securities Purchase Agreement, Anti-Dilution Agreement, Registration Rights Agreement, Warrant Agreement and Tax Sharing Agreement entered into in connection with the Merger Agreement and the Cash Equity Contribution, (c) the Holdco Note Documents and (d) the Senior Subordinated Note Documents.

     "Transactions" shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Documents, including (a) the consummation of the Merger, (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder, (c) the execution and delivery of the Holdco Note Documents and the issuance of the Holdco Notes, (d) the execution and delivery of the Senior Subordinated Note Documents and the issuance of the Senior Subordinated Notes, (e) the closing of the Debt Tender Offer and the related Consent Solicitation, (f) the Cash Equity Contribution and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

     "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

     "wholly owned Subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

     "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall"; and the words "asset" and "property" shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and

Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

     SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

     SECTION 1.04. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition occurs as permitted pursuant to the terms hereof, for purposes of determining compliance or Pro Forma Compliance with the covenants set forth in Sections 6.11, 6.12, 6.13 and 6.14, the Interest Coverage Ratio, Fixed Charge Coverage Ratio, Leverage Ratio and Senior Leverage Ratio shall be calculated with respect to such periods and such Permitted Acquisition on a Pro Forma Basis.


                                  ARTICLE II

                                  The Credits

     SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Tranche A Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Tranche A Commitment,
(b) to make a Tranche B Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Tranche B Commitment, (c) if such Lender has so committed pursuant to Section 2.25, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment, and (d) to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment. Within the limits set forth in clause (d) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

     SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

     (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

     (c) Except with respect to Loans deemed made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower, designated by the Borrower in the applicable Borrowing Request, or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and
(ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if (i) the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or (ii) any Swingline Loan would be outstanding after giving effect to the use of proceeds of such Borrowing.

     (f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

     SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Tranche A Term Borrowing, a Tranche B Term Borrowing, an Incremental Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments and Loans has been completed (which notice shall be given as promptly as practicable and, in any event, on or prior to July 27, 2001) the Borrower shall not be permitted to request a Eurodollar Borrowing); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

     SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

     (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

     SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to 1/2 of 1% per annum on the daily unused amount of the Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.17 as a result of outstanding Swingline Loans.

     (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees at the times and in the amounts agreed to by the Borrower and the Administrative Agent from time to time (the "Administrative Agent Fees").

     (c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an "L/C Participation Fee") calculated on such Lender's Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit the standard fronting, issuance and drawing fees as agreed by the Issuing Bank and the Borrower (the "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

     (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

     SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

     (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

     (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00%.

     SECTION 2.08.  Alternate Rate of Interest.   In the event, and on each
occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

     SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate in accordance with the applicable Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans to be made on the Closing Date. The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on July 20, 2001, if the initial Credit Event shall not have occurred by such time.

     (b) Upon at least three Business Days' prior irrevocable written or fax notice to the Administrative Agent, the Borrower may, without premium or penalty, at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the sum of the Aggregate Revolving Credit Exposure at the time.

     (c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 noon, New York City time, two Business Days prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

          (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

          (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

          (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

          (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

          (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

          (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

          (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

          (viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan and any outstanding Eurodollar Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

     SECTION 2.11. Repayment of Term Borrowings. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being a "Tranche A Term Loan Repayment Date"), a principal amount of the Tranche A Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(f) and 2.25(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

                      Date                      Amount
                      ----                      ------
                      September 30, 2001        $1,875,000
                      December 31, 2001         $1,875,000
                      March 31, 2002            $1,875,000
                      June 30, 2002             $1,875,000
                      September 30, 2002        $1,875,000
                      December 31, 2002         $1,875,000
                      March 31, 2003            $1,875,000
                      June 30, 2003             $1,875,000
                      September 30, 2003        $2,187,500
                      December 31, 2003         $2,187,500
                      March 31, 2004            $2,187,500
                      June 30, 2004             $2,187,500
                      September 30, 2004        $2,187,500
                      December 31, 2004         $2,187,500
                      March 31, 2005            $2,187,500
                      June 30, 2005             $2,187,500
                      September 30, 2005        $2,187,500
                      December 31, 2005         $2,187,500
                      March 31, 2006            $2,187,500
                      June 30, 2006             $2,187,500
                      September 30, 2006        $2,187,500
                      December 31, 2006         $2,187,500
                      March 31, 2007            $2,187,500
                      Tranche A Maturity Date   $2,187,500

     (ii) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being a "Tranche B Term Loan Repayment Date"), a principal amount of the Tranche B Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(f) and 2.25(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

                      Date                      Amount
                      ----                      ------
                      September 30, 2001        $462,500
                      December 31, 2001         $462,500
                      March 31, 2002            $462,500
                      June 30, 2002             $462,500
                      September 30, 2002        $462,500
                      December 31, 2002         $462,500
                      March 31, 2003            $462,500
                      June 30, 2003             $462,500
                      September 30, 2003        $462,500
                      December 31, 2003         $462,500
                      March 31, 2004            $462,500
                      June 30, 2004             $462,500
                      September 30, 2004        $462,500
                      December 31, 2004         $462,500
                      March 31, 2005            $462,500
                      June 30, 2005             $462,500
                      September 30, 2005        $462,500
                      December 31, 2005         $462,500
                      March 31, 2006            $462,500
                      June 30, 2006             $462,500
                      September 30, 2006        $462,500
                      December 31, 2006         $462,500
                      March 31, 2007            $462,500
                      June 30, 2007             $462,500
                      September 30, 2007        $462,500
                      December 31, 2007         $462,500
                      March 31, 2008            $462,500
                      Tranche B Maturity Date   $172,512,500

     (iii) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(f)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

     (b) In the event and on each occasion that any Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Term Loan Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

     (c) To the extent not previously paid, all Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans shall be due and payable on the Tranche A Maturity Date, Tranche B Maturity Date and Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

     (d)  All repayments pursuant to this Section 2.11 shall be subject to
Section 2.16, but shall otherwise be without premium or penalty.

     SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on the Business Day of prepayment in the case of ABR Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

     (b) Optional prepayments of Term Loans shall be allocated pro rata among the then outstanding Tranche A Term Loans, Tranche B Term Loans and Other Term Loans and applied, first, to the scheduled installments of principal due in respect of the Tranche A Term Loans, Tranche B Terms Loans and Other Term Loans within the 12 months following such prepayment, then pro rata against the remaining scheduled installments of principal due in respect of the Tranche A Term Loans, Tranche B Term Loans and Other Term Loans under Sections 2.11(a)(i),
(ii) and (iii), respectively.

     (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section
2.12 shall be subject to Section 2.16 but otherwise without premium or penalty, except as provided in paragraph (d) below. All prepayments under this Section
2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

     (d) Any optional prepayment of Tranche B Term Loans made at any time (i) from the Closing Date to and including the first anniversary thereof will be in an amount equal to 102% of the principal amount of such Loans prepaid, (ii) after the first anniversary of the Closing Date to and including the second anniversary of the Closing Date will be in an amount equal to 101% of the principal amount of such Loans prepaid and (iii) after the second anniversary of the Closing Date will be in an amount equal to 100% of the principal amount of such Loans prepaid.

     SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to the L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or cash collateralize Letters of Credit in an amount sufficient to eliminate such excess.

     (b) Not later than the third Business Day following the completion of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay (i) outstanding Term Loans in accordance with Section 2.13(f) and (ii) after the payment in full of the outstanding Term Loans, outstanding Revolving Loans (without any reduction in Revolving Credit Commitments).

     (c) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 100% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(f).

     (d) No later than the earlier of (i) 45 days after the end of the second fiscal quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ending on June 30, 2002, and (ii) the date on which the financial statements with respect to such fiscal quarter are delivered pursuant to Section 5.04(b), the Borrower shall prepay outstanding Term Loans in accordance with
Section 2.13(f) in an aggregate principal amount equal to (A) 75% of Excess Cash Flow for the period of twelve consecutive months then ended if the Leverage Ratio at the end of such period shall have been greater than or equal to 2.0 to 1.0, or (B) 50% of Excess Cash Flow for the period of twelve consecutive months then ended if the Leverage Ratio at the end of such period of twelve consecutive months shall have been less than 2.0 to 1.0.

     (e) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the incurrence or disposition of Indebtedness (other than Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with
Section 2.13(f).

     (f) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata among the then outstanding Tranche A Term Loans, Tranche B Term Loans and Other Term Loans, and, subject to paragraph (h) below, applied pro rata against the remaining scheduled installments of principal due in respect of Tranche A Term Loans, Tranche B Term Loans and Other Term Loans under Sections 2.11(a)(i), (ii) and (iii), respectively.

     (g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days' prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

     (h) So long as any Tranche A Term Loans shall remain outstanding, any Tranche B Lender or, to the extent so provided in the applicable Incremental Term Loan Assumption Agreement, any Incremental Term Lender, may elect, by notice to the Administrative Agent in writing no later than 3:00 p.m., New York City time, at least three Business Days prior to any prepayment of Tranche B Term Loans or Incremental Term Loans required to be made by the Borrower for the account of such Lender pursuant to this Section 2.13, to cause all or a portion of such prepayment to be applied instead to prepay Tranche A Term Loans in accordance with paragraph (f) above.

     (i) For a period of 45 consecutive days (the "Cleanup Period") commencing on any day in the month of December of each year, chosen at the option of the Borrower, the Borrower shall ensure that no Revolving Loans or Swingline Loans are outstanding under this Agreement. In order to comply with the previous sentence, the Borrower shall, if necessary, prepay in full the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at the commencement of the Cleanup Period and shall not during the Cleanup Period request any Revolving Loans or Swingline Loans; provided that such limitation shall not affect the ability of the Borrower to request a Letter of Credit during the Cleanup Period. The obligations of the

Borrower under this paragraph are in addition to, and shall not in any manner limit, any other obligation of the Borrower hereunder to prepay or repay Revolving Loans and Swingline Loans.

     SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (other than any change to the basis or rate of taxation applicable to any Lender), and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts (without duplication of amounts paid by the Borrower pursuant to Section 2.20) as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, and setting forth in reasonable detail the basis on which such amount or amounts were calculated shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 20 days after its receipt of the same.

     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

          (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

          (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of
(a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a "Breakage Event") or (b) any default in the making of any payment or prepayment of any Eurodollar Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this
Section 2.16, and setting forth
in reasonable detail the basis on which such amount or amounts were calculated, shall be delivered to the Borrower and shall be conclusive absent manifest error.

     SECTION 2.17.  Pro Rata Treatment.  Except as provided below in this
Section 2.17 with respect to Swingline Loans and as required under Sections 2.13(h) and 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

     SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.

     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (d) If the Borrower determines in good faith that a reasonable basis exists for contesting a Tax, the relevant Lender (or participant), or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such Tax at the Borrower's expense if requested by the Borrower. If a Lender (or participant) or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or participant) or the Administrative Agent (together with any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or participant) or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or participant) or the Administrative Agent in the event such Lender (or participant) or the Administrative Agent is required to repay such refund to such Governmental Authority.

     (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or pursuant to any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate and shall deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower. Each Lender that shall become a participant or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this
Section 2.20(f) provided that in the case of a participant such participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

     SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender refuses to consent to a proposed amendment, waiver, consent or other modification of this Agreement or any other Loan Document which has been approved by the Required Lenders and which additionally requires the consent of such Lender for approval pursuant to Section 9.08(b), the Borrower may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or the Issuing Bank's claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under
Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

     (b) If (i) any Lender or the Issuing Bank shall request compensation under
Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in
Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to
Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

     SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

     (b) Swingline Loans. The Borrower shall notify the Administrative Agent by fax, or by telephone (confirmed by fax), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Borrower pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account in the name of the Borrower as designated by the Borrower in such notice by 3:00 p.m., New York City time, on the date such Swingline Loan is so requested.

     (c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender and to the Administrative Agent before 2:00 p.m., New York City time, on the date of prepayment at the Swingline Lender's address for notices specified on Schedule 2.01. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

     (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

     (e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender's Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof .

     SECTION 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its wholly owned Subsidiaries (in which case the Borrower and such wholly owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $30,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

     (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date that is one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then applicable expiration date that such Letter of Credit will not be renewed.

     (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Issuing Bank an amount equal to such L/C Disbursement on the same Business Day on which the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 1:00 p.m., New York City time, on any Business Day, not later than 1:00 p.m., New York City time, on the immediately following Business Day; provided that to satisfy its reimbursement obligation under this paragraph (e), the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.22 an ABR Revolving Loan or Swingline Loan to be made by the Revolving Credit Lenders or the Swingline Lender, respectively, in the aggregate amount of any such L/C Disbursement.

     (f) Obligations Absolute. The Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

           (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

     (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank.

     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C

Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

     (h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

     (i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement,
(i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

     (k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term "Issuing Bank" shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

     SECTION 2.24.  Increase in Revolving Credit Commitments.  (a)  The
Borrower may, by written notice to the Administrative Agent from time to time, request that the Total Revolving Credit Commitment be increased by an amount not to exceed the Incremental Revolving Facility Amount at such time. Upon the approval of such request by the Administrative Agent (which approval shall not be unreasonably withheld), the Administrative Agent shall deliver a copy thereof to each Revolving Credit Lender. Such notice shall set forth the amount of the requested increase in the Total Revolving Credit Commitment (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Revolving Facility Amount) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the Revolving Credit Maturity Date), and shall offer each Revolving Credit Lender the opportunity to increase its Revolving Credit Commitment by its Pro Rata Percentage of the proposed increased amount. Each Revolving Credit Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Administrative Agent's notice, either agree to increase its Revolving Credit Commitment by all or a portion of the offered amount (each Revolving Credit Lender so agreeing being an "Increasing Revolving Lender") or decline to increase its Revolving Credit Commitment (and any Revolving Credit Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Credit Commitment) (each Revolving Credit Lender so declining or being deemed to have declined being a "Non-Increasing Revolving Lender"). In the event that, on the 10th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Revolving Credit Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Credit Commitments by an aggregate amount less than the increase in the Total Revolving Credit Commitment requested by the Borrower, the Borrower may arrange for one or more banks or other entities (any such bank or other entity referred to in this clause (a) being called an "Augmenting Revolving Lender"), which may include any Lender, to extend Revolving Credit Commitments or increase their existing Revolving Credit Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Revolving Lender, if not already a Revolving Credit Lender hereunder, shall be subject to the approval of the Administrative Agent, the Swingline Lender and the Issuing Bank (which approvals shall not be unreasonably withheld) and the Borrower and each Augmenting Revolving Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Credit Commitment and/or its status as a Revolving Credit Lender hereunder. Any increase in the Total Revolving Credit Commitment may be made in an amount which is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Revolving Lenders.

     (b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase in the Total Revolving Credit Commitment pursuant to this Section 2.24, the outstanding

Revolving Loans (if any) are held by the Revolving Credit Lenders in accordance with their new Pro Rata Percentages. This may be accomplished at the discretion of the Administrative Agent (i) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (ii) by causing Non-Increasing Revolving Lenders to assign portions of their outstanding Revolving Loans to Increasing Revolving Lenders and Augmenting Revolving Lenders, (iii) by permitting the Revolving Credit Borrowings outstanding at the time of any increase in the Total Revolving Credit Commitment pursuant to this
Section 2.24 to remain outstanding until the last days of the respective Interest Periods therefor, even though the Revolving Credit Lenders would hold such Revolving Credit Borrowings other than in accordance with their new Pro Rata Percentages, or (iv) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (b) shall be subject to Section 2.16, but otherwise without premium or penalty.

     (c) Notwithstanding the foregoing, no increase in the Total Revolving Credit Commitment (or in the Revolving Credit Commitment of any Revolving Credit Lender) or addition of a new Revolving Credit Lender shall become effective under this Section 2.24 unless, (i) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Revolving Credit Lenders) legal opinions, board resolutions and an officer's certificate consistent with those delivered on the Closing Date under clauses
(a)(i), (a)(ii), (c)(ii)(B) and (d) of Section 4.02.

     SECTION 2.25. Increase in Term Loan Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, which may include any existing Lender; provided that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are to be Tranche A Commitments, Tranche B Commitments or commitments to make Term Loans with terms different from the Tranche A Term Loans and Tranche B Term Loans ("Other Term Loans").

     (b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the interest rate spreads in respect of any Other Term Loans shall not exceed by more than 1/2 of 1% the Applicable Percentage for the Tranche B Term Loans, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Tranche B Maturity Date and (iii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Tranche B Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment evidenced thereby.

     (c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.25 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section
4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and an officer's certificate consistent with those delivered on the Closing Date under clauses (a)(i), (a)(ii), (c)(ii)(B) and (d) of
Section 4.02.

     (d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Tranche A Term Loans or Tranche B Term Loans, as the case may be, on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding Eurodollar Tranche A Term Borrowing or Eurodollar Tranche B Term Borrowing, as the case may be, to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Tranche A Term Borrowing or Eurodollar Tranche B Term Borrowing, as the case may be, on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period). Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section
2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing then, subject to Section 2.07, the interest rate applicable to such Incremental Term Loan for the remainder of such Interest Period shall equal the Adjusted LIBO Rate for a period approximately equal to the remainder of such Interest Period (as determined by the Administrative Agent two Business Days before the date such Incremental Term Loan is made) plus the Applicable Percentage. In addition, to the extent any Incremental Term Loans are the Tranche A Term Loans or Tranche B Term Loans, the scheduled amortization payments under Sections 2.11(a)(i) or 2.11(a)(ii), as the case may be, required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

                                  ARTICLE III

                        Representations and Warranties

     Each of Holdings and the Borrower, with respect to itself and its Subsidiaries, represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

     SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Transaction Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

     SECTION 3.02. Authorization. The execution, delivery and performance by the Loan Parties of the Documents to which each will be a party and the consummation by the Loan Parties of the Transactions (including the borrowings hereunder) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation in any material respect, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound in any material respect, (ii) or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by the each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and (b) such as have been made or obtained and are in full force and effect, and except where the failure to obtain such consent or approval to make such registration or filing or other action, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholder's equity and cash flows (i) as of and for the fiscal year ended December 31, 2000, audited by and accompanied by the opinion of Arthur Andersen LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2001, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and statements of income, stockholder's equity and cash flows as of December 31, 2000 and March 31, 2001, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheets, on such dates and, with respect to such other financial statements, on the first day of the 12-month and 3-month period, respectively, ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Employee Offering Registration Statement (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

     SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or condition, financial or otherwise, of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2000.

     SECTION 3.07. Title to Properties. Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets necessary for the conduct of its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries, the percentage ownership interest of Holdings, the Borrower or other Subsidiaries therein and whether such Subsidiary is an Inactive Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

     (c) None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. Agreements. (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (b) None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

     (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X.

     SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. None of Holdings, the Borrower or any Subsidiary (other than any Co-investment Subsidiary) is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement (or, in the case of Incremental Term Loans, as set forth in the applicable Incremental Term Loan Assumption Agreement).

     SECTION 3.14. Tax Returns. Each of the Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

     SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum (other than changes relating solely to a change in the amount of the Tranche B Commitment, the Total Revolving Credit Commitment or the amount of the Senior Subordinated Notes as reflected in this Agreement) or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the time when made or delivered; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

     SECTION 3.16. Employee Benefit Plans. (a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such non-compliance as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

     (b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Holdings, its Subsidiaries or any of its directors, officers, employees or agents has engaged in a transaction that subject Holdings or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty that could reasonably be expected to have a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except for such failure as could not reasonably be expected to result in a Material Adverse Effect The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Holdings or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     SECTION 3.17. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

     SECTION 3.19. Labor Matters. As of the date hereof and the Closing Date, there are no material strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except to the extent that such violations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary, except to the extent that non-payment or non-accrual could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

     SECTION 3.20. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of Holdings and its subsidiaries, on a consolidated basis, and the assets of the Borrower and its subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Holdings and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

     SECTION 3.21. Representations and Warranties in Merger Agreement. All representations and warranties of the Borrower set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

     SECTION 3.22. Senior Indebtedness. The Obligations constitute "Senior Indebtedness" under and as defined in the Senior Subordinated Note Indenture and the indenture relating to the Existing Subordinated Notes.


                                  ARTICLE IV

                             Conditions of Lending

     The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

     SECTION 4.01. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a "Credit Event"):

          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by
     Section 2.22(b).

          (b) The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

     Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

     SECTION 4.02.  First Credit Event.  On the Closing Date:

          (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of
     (i) Walter V. Stafford, Esq., General Counsel of the Borrower, substantially to the effect set forth in Exhibit E-1, (ii) Simpson Thacher & Bartlett, counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit E-2, and (iii) the opinion of UK counsel, substantially to the effect set forth in Exhibit E-3, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

          (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party (other than Holdpar A or Holdpar B which are not required to be registered with the Secretary of State of their state of organization) as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs
     (b) and (c) of Section 4.01. Such certificate shall include a reasonably detailed schedule showing the pro forma adjustments made to calculate Consolidated EBITDA as of and for the fiscal quarters ended March 31, 2001 and June 30, 2001, as contemplated by the last sentence of the definition of Consolidated EBITDA, and which shall be accompanied by the report of Arthur Andersen LLP substantially in the form of Schedule 4.02(d).

          (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

          (f) The Collateral Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding Equity Interests of the Borrower and the Subsidiaries shall have been duly and validly pledged thereunder to the extent required thereby to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such Equity Interests to the extent such Equity Interests are evidenced by certificated securities, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent; provided that to the extent to do so would cause adverse tax consequences to the Borrower, (i) neither the Borrower nor any Domestic Subsidiary shall be required to pledge more than 65% of the voting stock of any Foreign Subsidiary and (ii) no Foreign Subsidiary shall be required to pledge the Equity Interests of any of its Subsidiaries.

          (g) Each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority (except to the extent otherwise provided therein) security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.02) described in the Collateral Agreement shall have been delivered to the Collateral Agent.

          (h) Except as stated on Schedule 4.02(h), the Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been released.

          (i) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer and the General Counsel of the Borrower.

          (j) The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof, the terms of the Documents and applicable law; the Cash Equity Contribution shall have been made; the Senior Subordinated Notes shall have been issued and the Lenders shall be reasonably satisfied with the capitalization structure and equity ownership of Holdings and the Borrower after giving effect to the Transactions.

          (k) The Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and its Subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such Subsidiaries with respect thereto.

          (l) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent the failure to obtain such consent or approval could, individually or in the aggregate, reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

          (m) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by
     Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender's loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

          (n) The Lenders shall have received the audited, unaudited and pro forma financial statements referred to in Section 3.05.

          (o) Holdings shall have issued not less than $65,000,000 of Holdco Notes and the Borrower shall have received net cash proceeds of not less than $62,700,000 from the issuance of the Holdco Notes. The terms and conditions of the Holdco Notes (including terms and conditions relating to the interest rate, fees, amortization, maturity, covenants, pay-in-kind provisions, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders. Without limiting the foregoing, the Notes shall provide that, at any time during which the Borrower's ability to pay cash dividends to Holdings is restricted under the terms of this Agreement, Holdings may, in lieu of paying interest on the Holdco Notes in cash and without causing a default thereunder, satisfy its obligation to pay interest on the Holdco Notes by issuing to the holders thereof additional Holdco Notes.

          (p) The Borrower shall have repurchased all Existing Subordinated Notes tendered and not withdrawn pursuant to the Debt Tender Offer; if less than all the outstanding Existing Subordinated Notes shall have been tendered and so purchased, the Consent Solicitation shall have become effective.

          (q) The Lenders shall have received a solvency letter from Houlihan, Lokey, Howard & Zukin, Inc., in form and substance reasonably satisfactory to the Lenders, as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the consummation of the other transactions contemplated hereby.

          (r) All principal, premium, if any, interest, fees and other amounts due and owing under the Existing Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof, and after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and Letters of Credit hereunder, (ii) the Holdco Notes, (iii) the Senior Subordinated Notes, (iv) Existing Subordinated Notes not tendered (or tendered and subsequently withdrawn) in the Debt Tender Offer and (v) the Indebtedness listed on Schedule 6.01.

          (s) Immediately after giving effect to the Transactions and the other transactions contemplated hereby to occur on or about the Closing Date, no more than $50,000,000 of Revolving Loans shall have been borrowed (excluding the aggregate undrawn and unexpired amount of all outstanding Letters of Credit).

                                   ARTICLE V

                             Affirmative Covenants

     Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:

     SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05.

     (b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business;
(ii) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, including Environmental Laws, whether now in effect or hereafter enacted; and (iii) at all times maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

     SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

     (b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancelation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

     SECTION 5.03. Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent (which shall furnish such statements, certificates or other documents received pursuant to this Section
5.04 to each Lender and Issuing Bank):

          (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Arthur Andersen LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer opining on or certifying such statements (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.11, 6.12, 6.13 and 6.14 and (x) in the case of a certificate delivered with the financial statements required by paragraph (b) above for the second fiscal quarter of each year, setting forth the Borrower's calculation of Excess Cash Flow, and (y) in the case of the certificate delivered pursuant to this paragraph (c) with the financial statements under paragraph (a) above for the fiscal year ended December 31, 2001, a reasonably detailed schedule showing the pro forma adjustments made to calculate Consolidated EBITDA for the fiscal quarters ended March 31, 2001 and June 30, 2001, as contemplated by the last sentence of the definition of Consolidated EBITDA (which shall include all pro forma adjustments resulting from the 2001 Cost Reduction Plan calculated as contemplated pursuant to Schedule 5.04(d)(1)),

          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines); and in the case of the certificate delivered pursuant to this paragraph (d) with the financial statements under paragraph (a) above for the fiscal year ended December 31, 2001, such report of such accounting firm shall be substantially in the form of Schedule 5.04(d)(2) and shall be accompanied by the additional report of such accounting firm in the form of 5.04(d)(3).

          (e) no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the then current fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

          (g) promptly after the receipt thereof by Holdings or the Borrower or any of their respective subsidiaries, a copy of any "management letter" received by any such person from its certified public accountants and the management's response thereto; and

          (h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which shall furnish such notice to each Lender and Issuing Bank) prompt written notice of the following:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings, the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

          (d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it to the extent that such collateral has an aggregate fair market value in excess of $1,000,000 or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

     (b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

     SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of Holdings, the Borrower or any Subsidiary with the officers thereof and independent accountants therefor. Without limiting the foregoing, Holdings and the Borrower agree to discuss their affairs, finances and condition in conference calls with Lenders within one week after the date of delivery of the financial statements required by Sections 5.04(a) and (b) for the fiscal periods ending September 2001, December 2001 and March 2002, and at such times and at such intervals thereafter (but no more frequently than on a quarterly basis within one week after the date of delivery of financial statements required by Sections 5.04(a) and (b)) as shall be requested in writing by the Administrative Agent or the Required Lenders.

     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement (or, in the case of the Incremental Term Loans, as set forth in the applicable Incremental Term Loan Assumption Agreement).

     SECTION 5.09. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than an Inactive Subsidiary, a Co-investment Subsidiary which is not a wholly owned Subsidiary, a Special Co-investment Subsidiary or a JV Subsidiary), or any Domestic Subsidiary that ceases to be an Inactive Subsidiary, a Special Co-investment Subsidiary or a JV Subsidiary or that becomes a wholly owned Co-investment Subsidiary (other than a Special Co-investment Subsidiary), to become party to the Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its material assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and its Domestic Subsidiaries (other than Inactive Subsidiaries, partially owned Co-investment Subsidiaries, Special Co-investment Subsidiaries, JV Subsidiaries and any assets consisting of Co-investment Vehicles) (including material real property, properties of the types which constitute collateral under the Security Documents on the Closing Date which are acquired subsequent to the Closing Date and such other property that may be so pledged without imposing undue burden or cost on the Borrower and its Subsidiaries)). Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. In addition, within 15 days after the Closing Date, Holdings and the Borrower shall deliver to the Administrative Agent the documents contemplated by Section 4.02(h) with respect to the matters set forth on Schedules 4.02(h), respectively, and such related documentation as the Adminstrative Agent may reasonably request.


                                  ARTICLE VI

                              Negative Covenants

     Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness existing on the date hereof and set forth in
     Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the obligors in respect of such Indebtedness at the time of such refinancing remain the only obligors thereon;

          (b) Indebtedness created hereunder and under the other Loan Documents;

          (c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

          (d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and
     (ii) the aggregate principal amount of Indebtedness permitted by this
     Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) shall not exceed $20,000,000 at any time outstanding;

          (e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $20,000,000 at any time outstanding;

          (f) Indebtedness under performance bonds or with respect to workers' compensation claims, in each case incurred in the ordinary course of business;

          (g) Melody Permitted Indebtedness;

          (h) Indebtedness incurred by Foreign Subsidiaries for working capital in an aggregate principal amount not exceeding $25,000,000 at any time outstanding, up to $10,000,000 of which may be Guaranteed on an unsecured basis by the Borrower and/or one or more Domestic Subsidiaries;

          (i) Indebtedness of any Subsidiary that exists at the time such person becomes a Subsidiary and that was not incurred in contemplation of or in connection with the acquisition by the Borrower or a Subsidiary of such person, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

          (j) Guarantees by the Borrower or any Subsidiary of any Indebtedness permitted under this Section 6.01; provided, however, that (i) no Indebtedness of Holdings may be Guaranteed under this paragraph (j) and
     (ii) Indebtedness of Foreign Subsidiaries may be Guaranteed by the Borrower and the Domestic Subsidiaries only to the extent provided for in paragraph
     (h) above;

          (k) Indebtedness in respect of the Additional L/C Facility in an aggregate amount outstanding at any time not to exceed $10,000,000; and

          (l) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $30,000,000 at any time outstanding.

     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

          (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

          (b) any Lien created under the Loan Documents;

          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary

          (d) Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in compliance with Section 5.03;

          (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

          (f) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

          (j) Liens arising out of judgments or awards in respect of which Holdings, the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $7,500,000 at any time outstanding;

          (k) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets which constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries, and (ii) such Liens secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(h);

          (l) Liens on investments made by Melody in connection with the Melody Loan Arbitrage Facility or the Melody Mortgage Warehousing Facility to secure Indebtedness under the Melody Loan Arbitrage Facility, if such investments were acquired by Melody with the proceeds of such Indebtedness;

          (m) Liens on commercial mortgage loans originated and owned by Melody or any Mortgage Banking Subsidiary pursuant to the Melody Mortgage Warehousing Facility;

          (n) any Lien existing on any property or asset of any person that exists at the time such person becomes a Subsidiary and that secured Indebtedness permitted by Section 6.01(i); provided that (i) such Lien was not created in contemplation of or in connection with such acquisition and
     (ii) such Lien does not apply to any property or assets of the Borrower or any other Subsidiary;

          (o) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any Subsidiary in excess of those set forth by regulations promulgated by the Board and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to such depository institution; and

          (p) other Liens in respect of obligations (other than Indebtedness) on property with a fair market value not in excess of $2,000,000.

     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, respectively.

     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person (other than investments in insurance contracts pursuant to the Deferred Compensation Plan), except:

          (a) (i) investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries and (ii) additional investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to in Section 4.02(f)) and (B) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (other than investments in Co-investment Subsidiaries to implement Co-investments pursuant to clause (i) below) shall not exceed at any time outstanding the sum of (x) the aggregate amount of the investments, loans and advances indicated on Schedule 6.04(a) and (y) $10,000,000;

          (b) Permitted Investments;

          (c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that
     (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause
     (a) above;

          (d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business consistent with past practice to their respective employees so long as the aggregate principal amount (determined without regard to any write-downs or write-offs of such loans and advances, other than write-downs or write-offs for which the total amount of such write-down or write-off is included as a charge in Consolidated EBITDA) does not exceed $15,000,000 in the aggregate outstanding at any time;

          (f) the Borrower may enter into Hedging Agreements that are not speculative in nature and are related to income derived from operations of the Borrower or any Subsidiary or otherwise related to purchases from suppliers;

          (g) the Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or all or substantially all of the Equity Interests of a person that as a result becomes a wholly owned Subsidiary (referred to herein as the "Acquired Entity"); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be a going concern and shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Borrower would be in Pro Forma Compliance, as evidenced by a certificate of a Financial Officer of the Borrower which shall have been prepared in good faith and based on reasonably detailed written assumptions; (C) after giving effect to such acquisition, there must be at least $40,000,000 of unused and available Revolving Credit Commitments; and (D) the aggregate consideration paid in connection with such acquisition and any related acquisitions pursuant to this Section 6.04(g) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition) shall not exceed (x) $20,000,000 for such acquisition and (y) $60,000,000 for all such acquisitions pursuant to this
     Section 6.04(g) (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a "Permitted Acquisition");

          (h) investments made by Melody in connection with the Melody Loan Arbitrage Facility or the Melody Mortgage Warehousing Facility;

          (i) Co-investments (other than with respect to the Calpers Co-investment) not to exceed $20,000,000 in any fiscal year of the Borrower and Co-investments pursuant to the Calpers Co-investment not to exceed $26,000,000 in the aggregate outstanding at any time; provided, however, that the aggregate amount of Co-investments in each fiscal year made in Co-investment Vehicles that are organized in, or the principal real estate investments of which are located in, countries that are not members of the Organization for Economic Co-operation and Development, shall not exceed $5,000,000;

          (j) investments to the extent consisting of noncash consideration received in connection with a sale of assets permitted by Section 6.05;

          (k) investments by Holdings, the Borrower and the Subsidiaries existing on the Closing Date and listed on Schedule 6.04(k);

          (l) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods and services in the ordinary course of business; and

          (m) in addition to investments permitted by paragraphs (a) through (l) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (m)

     (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $25,000,000 in the aggregate outstanding at any time.

     SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions.
(a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Borrower and the Subsidiaries may make Permitted Acquisitions.

     (b) Engage in any other Asset Sale except:

          (i)(A) any such Asset Sale the consideration for which is at least
     80% cash, (B) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, (C) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this clause (i) (other than sales of Equity Interests by Foreign Subsidiaries to investors) shall not exceed in any fiscal year the sum of $5,000,000 plus, with respect to each fiscal year commencing on or after January 1, 2002, the excess, if any, of $5,000,000 over the amount of Asset Sales made by the Borrower and the Subsidiaries during the preceding fiscal year and (D) sales of Equity Interests by Foreign Subsidiaries to investors shall not exceed $10,000,000 in any fiscal year; and

          (ii) sales by the Borrower or the Subsidiaries of brokerage offices, or transfers of the assets of brokerage offices and related assets, to joint ventures in the ordinary course of business.

     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) so long as (x) no Event of Default shall have occurred and be continuing and (y) the Borrower shall be in Pro Forma Compliance after giving effect thereto, the Borrower may make Restricted Payments to Holdings in the amounts and at the times necessary to enable Holdings to pay interest in cash on the Holdco Notes, (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount (excluding any amount of any such repurchase paid for with the cancellation of Indebtedness of such employee to the Borrower or Holdings, as the case may be) not to exceed $3,000,000 in any fiscal year, (iv) the Borrower may, or the Borrower may make distributions to Holdings, so that Holdings may, repurchase or redeem shares of its Equity Interests pursuant to the Borrower's 401(k) plan as in effect on the Closing Date and to the extent required by law,

(v) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Holdings, so the Holdings may, repurchase or redeem shares (including any repurchase or redemption paid for with the cancellation of Indebtedness of the applicable employee to the Borrower or Holdings, as the case may be) of its Equity Interests issued or granted by Holdings to employees (including substantially full-time independent contractors) and held by such employees in an aggregate amount not to exceed $2,500,000 during any fiscal year of the Borrower, provided that any such purchases or redemptions paid for with the cancellation of Indebtedness of employees to the Borrower or Holdings, as the case may be, shall not be limited in amount, (vi) the Borrower may make Restricted Payments to Holdings (x) in an amount not to exceed $500,000 in any fiscal year, to the extent necessary to pay actual out-of-pocket general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to pay Tax liabilities directly attributable to (or arising as a result of) the Borrower and the Subsidiaries,
(vii) Holdings may issue common stock of Holdings in exchange for stock fund units in the Deferred Compensation Plan pursuant to the Deferred Compensation Plan and (viii) to the extent the Cash Equity Contribution exceeds $98,800,000 then on or prior to August 31, 2001, Holdings may redeem its Equity Interests from RCBA and other stockholders party to a securityholders agreement with RCBA entered into on or prior to the Closing Date in an amount not greater than the Net Cash Proceeds received by Holdings after the Closing Date and prior to August 3, 2001 from Equity Issuances pursuant to the Employee Offering Registration Statement to the extent such Net Cash Proceeds were not included in calculating the Cash Equity Contribution. Notwithstanding the foregoing, all Restricted Payments made to Holdings pursuant to clause (ii), (v) or (vi) above will be used by Holdings for the purposes specified herein within 10 Business Days of the receipt thereof or returned to the Borrower.

     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Senior Subordinated Note Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.06(b), (F) the foregoing shall not apply to customary restrictions on or customary conditions to the payment of dividends or other distributions on, or the creation of Liens on, Equity Interests owned by the Borrower or any Subsidiary in any joint venture or similar enterprise that is not a Subsidiary contained in the constitutive documents of such joint venture or enterprise, and (G) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

     SECTION 6.07. Transactions with Affiliates. Except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (x) the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties,
(y) on or prior to October 1, 2001, Holdings and the Borrower may pay fees in connection with the Transactions in the aggregate amount not to exceed $5,000,000 to the Sponsors or their Affiliates and (z) Holdings and/or the Borrower, as applicable, may enter into, and perform their obligations under, the Transaction Documents.

     SECTION 6.08. Business of Holdings, Borrower and Subsidiaries. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than (i) its ownership of the Equity Interests of the Borrower and liabilities incidental thereto, including its liabilities pursuant to the Collateral Agreement, and (ii) its liabilities pursuant to the Holdco Note Documents and the Senior Subordinated Note Documents.

     (b) With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by the Borrower or any of the Subsidiaries and business activities reasonably incidental thereto.

     SECTION 6.09. Other Indebtedness and Agreements. (a) (i) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Holdings, the Borrower, any of the Subsidiaries or the Lenders or
(ii) modify its charter or by-laws to the extent that any such modification would be adverse to the Lenders in any material respect.

     (b)(i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, the Holdco Notes or any subordinated Indebtedness, or (ii) pay in cash any amount in respect of any Indebtedness (other than the Holdco Notes, to the extent permitted by Section 6.06(a)) or preferred Equity Interests that may at the obligor's option be paid in kind or in other securities.

     SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any year to exceed $30,000,000. The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2002, shall be increased (but not decreased) by (a) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.

     SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on the last day of any fiscal quarter during any period set forth below to be less than the ratio set forth opposite such period below:

     Date or Period                                                   Ratio
     --------------                                                   -----
     September 30, 2001 through December 31, 2002                     2.50:1.0
     March 31, 2003 and thereafter                                    2.75:1.0

     SECTION 6.12. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on the last day of any fiscal quarter during any period set forth below to be the less than the ratio set forth opposite such date or period below:



     Date or Period                                                 Ratio
     --------------                                                 -----
     September 30, 2001 through March 31, 2002                      1.50:1.0
     June 30, 2002 through December 31, 2002                        1.75:1.0
     March 31, 2003 through June 30, 2003                           2.00:1.0
     September 30, 2003 through December 31, 2003                   2.25:1.0
     March 31, 2004 and thereafter                                  2.50:1.0

     SECTION 6.13. Maximum Leverage Ratio. Permit the Leverage Ratio on the last day of any fiscal quarter during any period set forth below to be greater than the ratio set forth opposite such date or period below:



     Period                                                         Ratio
     ------                                                         -----
     September 30, 2001 through December 31, 2001                   3.50:1.0
     March 31, 2002 through June 30, 2002                           4.00:1.0
     September 30, 2002                                             3.75:1.0
     December 31, 2002                                              3.00:1.0
     March 31, 2003 through June 30, 2003                           3.50:1.0
     September 30, 2003                                             3.00:1.0
     December 31, 2003                                              2.50:1.0
     March 31, 2004 through June 30, 2004                           3.00:1.0
     September 30, 2004 and thereafter                              2.25:1.0

     SECTION 6.14. Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio on the last day of any fiscal quarter during any period set forth below to be greater than the ratio set forth opposite such date or period below:

     Period                                                         Ratio
     ------                                                         -----
     September 30, 2001                                             2.50:1.0
     December 31, 2001                                              2.00:1.0
     March 31, 2002 through June 30, 2002                           2.50:1.0
     September 30, 2002                                             2.00:1.0
     December 31, 2002                                              1.50:1.0
     March 31, 2003 through June 30, 2003                           2.00:1.0
     September 30, 2003                                             1.50:1.0
     December 31, 2003 and thereafter                               1.25:1.0

     SECTION 6.15. Fiscal Year. With respect to Holdings and the Borrower, change their fiscal year-end to a date other than December 31.

     SECTION 6.16. Management Fees. With respect to Holdings and the Borrower, pay or agree to pay to any Sponsor any management fees, transaction fees or similar charges, other than fees in connection with the Transactions in the aggregate amount not to exceed $5,000,000 payable to the Sponsors or their Affiliates on or prior to October 1, 2001.

     SECTION 6.17. Indebtedness of Co-investment Subsidiaries. (a) Incur, create, assume or permit to exist any Indebtedness of any Co-investment Subsidiary; or (b) permit any JV Subsidiary to incur, create, assume or permit to exist any Indebtedness of such JV Subsidiary in an aggregate amount outstanding at any time not to exceed $2,000,000; provided that the debt permitted pursuant to this clause (b) shall not be in addition to any Indebtedness permitted to be incurred, created, assumed or permitted to exist pursuant to Section 6.01.


                                  ARTICLE VII

                               Events of Default

     In case of the happening of any of the following events ("Events of Default"):

          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 2.13(i), 5.01(a), 5.05(a) or 5.08 or in
     Article VI;

          (e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

          (f) (i) Holdings, the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (y) Indebtedness existing on the Closing Date which by its terms provides for an option by the payee thereof to require repayment prior to the scheduled maturity thereof;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $7,500,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

          (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

          (k) any Guarantee under the Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

          (l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from (i) the sale or other disposition of the applicable Collateral in a transaction permitted by any Loan Document, (ii) any action taken by the Collateral Agent to release any such Lien in compliance with the provisions of this Agreement or any other Loan Document, (iii) the Collateral Agent's failure to properly file (A) Uniform Commercial Code financing statements or comparable filings delivered to it for filing under the Security Documents or (B) Uniform Commercial Code continuation statements or comparable filings necessary to maintain perfection or (iv) the failure of the Collateral Agent to maintain possession of certificates representing securities pledged and delivered to it under the Collateral Agreement;

          (m) any of the Obligations shall cease to constitute "Senior Indebtedness" under and as defined in the Senior Subordinated Note Indenture; or

          (n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


                                 ARTICLE VIII

               The Administrative Agent and the Collateral Agent

     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the "Agents") its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

     The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

     Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

     Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and, unless an Event of Default shall have occurred and be continuing, with the consent of the Borrower (which shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE IX

                                 Miscellaneous

     SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

          (a) if to the Borrower or Holdings, to it at CB Richard Ellis Services, Inc., 200 North Sepulveda Boulevard, El Segundo, CA 90245-4380, Attention of Chief Financial Officer (Fax No. (310) 563-8642) and at CB Richard Ellis Services, Inc., 505 Montgomery Street, Suite 600, San Francisco, CA 94111, Attention of General Counsel (Fax No. (415) 733-5555);

          (b) if to the Administrative Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Syndicated Finance/Agency Department Manager (Fax No. (212) 325-8304, with a copy to Credit Suisse First Boston, at Eleven Madison Avenue, New York, NY 10010, Attention of Mark E. Gleason (Fax No. (212) 325-8615); and

          (c) if to a Lender, to it at its address (or fax number or e-mail address) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender which does not result in any increased costs or other additional amounts being paid by the Borrower, (x) the Borrower and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); provided, however, that the consent of the Borrower shall not be required to any such assignment during the continuance of any Event of Default, and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender's Commitment), (ii) subject to paragraph (l) below, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16,
2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Holdings, the

Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it (and shall promptly provide the Borrower with a copy thereof) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (including any tax documentation required therein) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if any, and, if required, the written consent of the Borrower, the Swingline Lender, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, the Issuing Bank and the Swingline Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e), and it shall be the sole responsibility of each assignee to confirm such recordation.

     (f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and solely to the extent that such participant agrees to comply with the requirements of Section 2.20(f) as though it were a Lender) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or any substantial part of the Collateral).

     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.16.

     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, subject to an agreement to preserve the confidentiality of such non-public information.

     (j) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

     (k) In the event that Standard & Poor's Ratings Service, Moody's Investors Service, Inc., and Thompson's Bank Watch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request the Borrower to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

     (l) Notwithstanding the foregoing, the processing and recordation fee payable to the Administrative Agent pursuant to paragraph (b) above shall be waived in connection with any assignment made to either (i) a person that is not a bank, an investment bank or an Affiliate of a bank or an investment bank or
(ii) a bank, an investment bank or an Affiliate of a bank or an investment bank (a "Financial Institution") which has, to the satisfaction of the Administrative Agent, announced and adopted a general policy that (x) is in effect on the date of the proposed assignment, (y) is binding on such Financial Institution, and
(z) provides that such Financial Institution has agreed to waive its rights to receive all similar processing, recordation or assignment fees which would be payable as a result of an assignment by any person of any commitments, loans or other extensions of credit under a syndicated leveraged credit facility.

     SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

     (b) The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

     (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

     (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

     (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents (to the extent such obligations of Holdings or the Borrower are then due and payable (by acceleration or otherwise)) held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section, or release any Guarantor or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) change the rights of Lenders holding Tranche B Term Loans to reject prepayments under Section 2.13(h) without the prior written consent of the Lenders holding a majority of the aggregate outstanding principal amount of the Tranche B Term Loans, (vi) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vii) reduce the percentage contained in the definition of the term "Required Lenders" without the consent of each Lender affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments are included on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the

Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be.

     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section
9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter dated February 23, 2001, as amended, between Merger Sub and the Administrative Agent, and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

     SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

     (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower, (g) to any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, "Information" shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   CB RICHARD ELLIS SERVICES, INC.,

                                        by: /s/ Walter V. Stafford
                                            ------------------------------------
                                            Name:  Walter V. Stafford
                                            Title: Senior Vice President


                                   CBRE HOLDING, INC.,

                                        by: /s/ Walter V. Stafford
                                            ------------------------------------
                                            Name:  Walter V. Stafford
                                            Title: Secretary


                                   CREDIT SUISSE FIRST BOSTON, individually and as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank,

                                        by: /s/ Mark E. Gleason
                                            ------------------------------------
                                            Name:  Mark E. Gleason
                                            Title: Director

                                        by: /s/ Julia Kingsbury
                                            ------------------------------------
                                            Name:  Julia Kingsbury
                                            Title: Vice President